Exhibit 10.53
COMPROMISE AND SETTLEMENT AGREEMENT
     BE IT KNOWN, that on the dates as indicated before the Notaries Public hereinafter named and undersigned, personally came and appeared Shell and Meridian, who, for the consideration contained herein, agree to the following terms and conditions in this compromise and settlement agreement (“Compromise”).
I.	Definitions
     A. The term “Shell” as used in this Compromise shall mean any entity, firm, corporation, partnership or organization directly or indirectly controlled by or under direction of Shell Oil Company. This specifically includes, but is not limited to, Shell Exploration & Production Company, Shell Louisiana Onshore Properties, Inc., and SWEPI, LP (as successor to Shell Western E&P Inc.). The term “Shell” shall also include any director, officer, parent, subsidiary, predecessor, successor, assign, agent, servant, employee, attorneys, and all other persons and entities representing Shell or acting on Shell’s behalf. For purposes of this paragraph, the term “control” means the power to direct or cause the direction of the management and policies of such entity, firm, corporation, partnership or organization, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, when used herein, the term “Shell” shall mean all of the entities identified in this paragraph and any entity controlled by Shell.
     B. The term “Meridian” as used in this Compromise shall mean any entity, firm, corporation, partnership or organization directly or indirectly controlled by or under direction of The Meridian Resource Corporation. This specifically includes, but is not limited to, Louisiana Onshore Properties, Inc. (LOPI), LOPI Acquisition Corp., and The Meridian Resource and Exploration Company, LLC. The term “Meridian” shall also include any director, officer, parent, subsidiary, predecessor, successor, assign, agent, servant, employee, attorneys, and all other persons and entities representing Meridian or acting on Meridian’s behalf. For purposes of this paragraph, the term “control” means the power to direct or cause the direction of the management and policies of such entity, firm, corporation, partnership or organization, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, when used herein, the term “Meridian” shall mean all of the entities identified in this paragraph and any entity controlled by Meridian.
     C. The term “Arbitration” shall mean the arbitration initiated by SWEPI LP (as successor to Shell Western E&P, Inc.) against The Meridian Resource Corporation in a Notice of Arbitration dated May 11, 2009.
     D. The “Parties” shall mean Shell and Meridian.
     E. The “Effective Date” of this Compromise is September 1, 2009.

     F. The term “Exhibit B Properties” shall mean the wells listed on Exhibit B together with any flowlines, structures, facilities and equipment associated with such wells.
II.	Background
     Whereas, Shell has made demand for reimbursement of certain costs and expenses pursuant to: (1) that certain Purchase and Sale Agreement between Shell Western E&P Inc. and The Meridian Resource Exploration Company dated Effective October 1, 1997 (Gibson/Humphreys and Turtle Bayou Fields, Terrebonne Parish, Louisiana) (the “PSA”); and, (2) that certain Agreement and Plan of Merger by and among The Meridian Resource Corporation, LOPI Acquisition Corp., Shell Louisiana Onshore Properties, Inc., and Louisiana Onshore Properties, Inc. dated March 27, 1998 (the “Agreement and Plan of Merger”), which two agreements are collectively hereinafter referred to as the “Agreements.” By virtue of the Agreements, Meridian acquired, among other things, certain oil and gas producing properties with associated wells, equipment and facilities (the “Properties”).
     Whereas, demands have been made and lawsuits filed with respect to the Properties which have resulted in the expenditure of money by Shell and agreements to pay additional monies either as remediation expenditures or cash settlement payments to the owners of the Properties.
     Whereas, Shell and Meridian disagree as to the scope of the indemnity contained in the Agreements, and the responsibility of Meridian to reimburse Shell for costs already incurred or which may be incurred in the future.
     Whereas, Shell has invoked and Meridian has responded to an arbitration proceeding involving many of the items in covered by this agreement (the “Arbitration”).
     Whereas, Meridian has been in negotiations with various entities for the purpose of consummating a sale or other disposition of Meridian’s assets, or completing an equity transaction with a third party (the “Corporate Transaction”).
III.	Terms
     A. Meridian
     In consideration of the covenants contained herein, Meridian agrees to the following:
1.	Meridian’s obligations pursuant to this Sections III(A)(2) and (3) and Section V(B) below shall become binding and effective upon either
a.	the closing of a Corporate Transaction; or

b.	the payment of the Initial Payment and the transfer of the Savanne Fee Property, as set forth Sections III(A)(2) and (3) below, with the prior consent, if contractually-required, of the Agent and the Required Lenders under The Meridian Amended and Restated Credit Agreement dated as of December 23, 2004 (as amended).
Otherwise, unless the Parties agree to extend the Compromise as set forth in Section III(A)(4) below, this Compromise will terminate and neither Meridian nor Shell shall be bound by its terms.

2.	Meridian will either make or cause to be made a cash payment to Shell in the amount of $5,000,000.00, payable in five equal, annual payments beginning on April 1, 2010, or at the closing of the Corporate Transaction, whichever occurs earlier (the “Initial Payment”). In the event that the closing date occurs before April 1, 2010, Meridian will notify Shell of the closing date. Subsequent annual installments will be made on January 4th for each of the following four years (“Yearly Installments”). Should Meridian fail to timely make any subsequent annual installment interest shall begin to run on such payment at a rate of 18%, or the maximum rate allowed by law, whichever is lower, compounded annually beginning thirty (30) days after said payment was due. Furthermore, Shell shall be entitled to recover from Meridian its reasonable and necessary attorney’s fees and costs in any action to recover such payment.

3.	At the time of closing of the Corporate Transaction or at the time of the Initial Payment, whichever is earlier, Meridian will convey good title to the Savanne Fee Property (as described in Exhibit A hereto), to Shell and in connection with same will provide any and all information concerning title and existing environmental conditions or activities on the Savanne Fee Property.

4.	In the event that 1) Meridian is unable to close a Corporate Transaction on or before April 1, 2010, and 2) Meridan fails to make or cause to be made the Initial Payment and transfer the Savanne Fee Property as set forth in Sections III(A)(2) and (3) above, this Compromise shall terminate on April 2, 2010, and neither Party shall be obligated pursuant to its terms, unless the Parties agree in writing to extend the time for Meridian to 1) close a Corporate Transaction or 2) make or cause to be made the Initial Payment and transfer the Savanne Fee Property as set forth in Sections III(A)(2) and (3) above. Should the Parties agree to such an extension, this Compromise will remain in force and effect as set out in any such extension agreement.

5.	Meridian owns and operates the Exhibit B Properties. Meridian agrees to
a.	plug and abandon these wells; and

b.	to remove all flowlines, structures, facilities, and equipment associated with these wells.
6.	In addition, Meridian shall remediate any land, to the extent and only to the extent, that its operation of the Exhibit B Properties has caused contamination or damage to the environment.

7.	Meridian agrees to restore any lands associated with the Exhibit B Properties consistent with, and not greater than, Meridian’s obligations pursuant to existing mineral lease or other applicable contractual standard, and applicable regulatory standards.

8.	No action taken or not taken by Meridian pursuant to Sections III(A)(5) or (6) to restore or remediate any property shall preclude or prejudice any argument by Meridian pursuant to any informal dispute resolution procedures or arbitration instituted pursuant to Sections XI and XII of this Compromise that any or all restoration or remediation undertaken by Meridian was, in fact, the obligation of Shell pursuant to this Compromise.

9.	Meridian will indemnify Shell, only as set forth in Section IV below, for Claims related to or arising out of the Exhibit B Properties.

10.	Notwithstanding any other provision of this Section IIIA, if any obligations are outstanding under the Meridian Amended and Restated Credit Agreement dated as of December 23, 2004 (as amended), Meridian shall not pay the Initial Payment or transfer the Savanne Fee Property as provided herein until the closing of a Corporate Transaction or with the prior consent of the Agent and the Required Lenders under such Credit Agreement.
     B. Shell
     In consideration of the covenants contained herein, Shell agrees to the following:
1.	Shell’s obligations pursuant to Sections III(B)(3) and V(A) below shall become binding and effective upon the payment of the Initial Payment and the transfer of the Savanne Fee Property as set forth Sections IIIA(2) and (3) above. Otherwise, unless the Parties agree to extend the Compromise as set forth in Section IIIA(4) above, this Compromise will terminate and neither Meridian nor Shell shall be bound by its terms.

2.	Shell will abate the Arbitration until Meridian makes the Initial Payment and transfers the Savanne Fee Property, or until this Compromise terminates.

3.	Upon receipt of the Initial Payment and the transfer of the Savanne Fee Property, Shell will dismiss the Arbitration with prejudice. Notwithstanding such dismissal, Shell shall retain the right to make any claim for breach of this Compromise, including but not limited to a claim for indemnity pursuant to Section IV of this Compromise.

4.	Should Shell undertake any restoration or remediation on lands on which the Exhibit B Properties are contained then no action taken or not taken by Shell shall preclude or prejudice any argument by Shell pursuant to any informal dispute resolution procedures or arbitration instituted pursuant to Section XII if this Compromise that any or all restoration or remediation undertaken by Shell was, in fact, the obligation of Meridian pursuant to this Compromise.

IV.	Indemnity
     To the fullest extent permitted by law, Meridian shall indemnify and hold harmless Shell, its affiliates, successors and assigns, and the respective officers, directors, employees and agents of each (the “Shell Indemnified Parties”), only for, and only to the extent that, a Claim or portion thereof arises, results from, or is caused by the use, operation, lack of maintenance, occupation, ownership or abandonment of the Exhibit B Properties on or after the Effective Dates of the Agreements. If contamination on the land on which the Exhibit B Properties are contained arose prior to the Effective Dates of the Agreements, but spreads after the Effective Dates of the Agreements, then Meridian shall not owe any indemnity to Shell for Claims relating to such contamination or damage to the environment unless, and only to the extent that, Meridian’s use of, or failure to properly maintain, the Exhibit B Properties contributed to such contamination or damage to the environment. THE FOREGOING OBLIGATION SHALL APPLY REGARDLESS OF THE NEGLIGENCE, FAULT OR THE STRICT OR STATUTORY LIABILITY OF SHELL INDEMNIFIED PARTIES UNDER ANY LAW (INCLUDING STATUTORY, REGULATORY AND CASE LAW), REGARDLESS OF WHETHER SUCH LAW WAS IN EXISTENCE AS OF THE EFFECTIVE DATES OF THE AGREEMENTS. In the event of such a Claim, Shell may select the counsel of its choice, and Meridian further covenants and agrees to reimburse Shell for reasonable legal and expert fees and costs incurred in response to any Claim or in defense of any suit(s) or administrative proceeding(s) brought against Shell Indemnified Parties on account of any such Claims involving the Exhibit B Properties indemnified hereunder and to pay or discharge the full amount or obligation of such Claims incurred by, accruing to or imposed on Shell Indemnified parties resulting from any such Claim(s). Reimbursement of these fees and costs shall be limited to the percentage of a Claim, if any, which is indemnified hereunder and there will be no reimbursement of such fees and costs for the percentage of any Claim which is not indemnified hereunder.
     “Claims” shall mean any and all claims, demands, loss, liability, liens, demands, judgments, settlements, suits, causes of action, fines and penalties assessed or costs of complying with any judgments, orders or decrees of courts, administrative tribunals or other governmental entities, costs and any costs, expenses and fees associated with the investigation, defense and resolution of the foregoing, including without limitation, reasonable attorney’s fees, expert costs and any cost or expense of any nature whatsoever incurred to contain, remove, remedy, respond to, clean up, or abate any environmental impacts or other contamination or pollution of the air, surface water, sediment, groundwater, land surface or subsurface strata resulting from or related to the operation, use, maintenance or ownership of the Properties, whether such environmental impacts, contamination or pollution is located on, within, under or above, or emanates from real property included in the Properties. Claims may be based on any theory of tort, contract, strict liability, statutory liability (including without limitation, fines, penalties, obligations or requirements), property damage, damage to the environment, or damage to natural resources made or any other basis for liability and shall include, without limitation, any Claims arising, occurring or resulting from, related to or based on the injury, disease, or death of any persons (including, without limitation, the indemnifying Party’s employees, agents and representatives) or damage to, loss or destruction of any property, real or personal.
     “Historical or Pending Claims” shall mean Claims asserted or noticed prior to September 1, 2009.
V.	Releases
     A. Shell, for consideration recited herein and subject to the terms indicated does hereby release, remise and forever discharge Meridian from responsibility for all indemnity claims, past, present and future, under Section 21 of the PSA and Section 12.1(c) and (d) of the Agreement and Plan of Merger except for indemnity associated with the properties described in the Exhibit B Properties, as set forth in Section IV of the Compromise. Shell also releases Meridian for any Historical or Pending Claims for environmental impacts or contamination relating to the Properties regardless of whether they are 1) contained within the scope of Section 21 of the PSA and/or Section 12.1(c) and (d) of the Agreement and Plan of Merger or 2) whether such claims would otherwise constitute indemnifiable claims pursuant to Section IV of this Compromise.
     B. Meridian, for consideration recited herein and subject to the terms indicated does hereby release, remise and forever discharge Shell from responsibility for all indemnity claims under Section 21 of the PSA and Section 12.1(c) and (d) of the Agreement and Plan of Merger. This release includes any Historical or Pending Claims for environmental impacts or contamination regardless of whether they are contained within the scope of those sections.
VI.	Assignment of Rights for Properties Not Listed on Exhibit B
     Meridian has assigned or sold those Properties not listed in Exhibit B. To the extent that the agreements under which those Properties not listed on Exhibit B were sold or assigned contain obligations on the part of the assignees to conduct decommissioning, abandonment, remediation or restoration, or provide defense and indemnity, Meridian agrees, to make such rights available to Shell. Meridian shall cooperate in the enforcement of said rights by (i) at Shell’s request, assigning such rights to Shell or (ii) pursuing rights against the assignees in Meridian’s name at Shell’s direction and expense. For all Claims not arising from Exhibit B Properties and not involving Historical or Pending Claims, Shell shall reimburse Meridian out of any recovery from such assigned rights in an amount equal to the ratio between any amounts paid by Meridian and Shell with respect to the Claim. If the parties are unable to agree on the proper ratio, then either party may invoke the dispute resolution procedures of Section XII of this Compromise. Meridian agrees to remain contractually obligated to the terms and conditions of this Compromise even though the Exhibit B Properties have been sold or divested.

VII.	Cooperation
     Shell and Meridian agree to reasonably cooperate with respect to Claims relating to the Properties by providing documents, participating in discovery if necessary, and providing witnesses for deposition to defend or otherwise address the Claims which may arise with respect to the Properties in order to resolve those Claims, demands or lawsuits in the most feasible and economical manner. Nothing in this sub-paragraph shall obligate either party to make any financial contribution with regard to the Claims. This obligation of cooperation does not prohibit either party from resolving Claims against it, but such resolution does not eliminate that party’s obligation to cooperate with the other. Furthermore, as part of this duty to cooperate, Shell and Meridian agree that neither party will initiate contact with a landowner, regulator, or other third party and suggest or recommend that environmental-related work needs to be done on any of the Properties that would be the responsibility of the other party pursuant to this Compromise. If a landowner or a regulator delivers to either Meridian or Shell a written notification seeking a response concerning an alleged environmental problem with respect to the Properties, the receiving party shall notify the other prior to responding.
     If after the Effective Date of this Compromise Meridian discovers contamination on the land on which the Exhibit B Properties are located that Meridian contends arose prior to the Effective Date of the Agreements, Meridian shall notify Shell of such contamination within a reasonable time.
VIII.	Business Focal Point.
     Meridian shall appoint its Vice President of Engineering and Operations as a point of contact for Shell. Such individual shall be empowered to coordinate access by Shell to the Properties to the extent Meridian still owns any or all of the Properties. Meridian shall allow reasonable access by Shell to said Properties for the purpose of conducting work of an environmental, decommissioning, or safety-related nature so long as there is no material interference with Meridian’s operations. Shell agrees to execute the Agreement for Indemnification and Responsibility for Damages (the “Indemnification Agreement”) made part of this Compromise as Exhibit C, and to be the Indemnifying Party as defined in the Indemnification Agreement, in advance of entering upon the Properties.
IX.	Cooperation With Funded Efforts.
     Meridian agrees as is reasonable, in instances where Shell requests Meridian’s assistance, to contract directly with contractors to undertake environmental cleanup, decommissioning or safety-related work on the Properties as directed by, or in conjunction with, Shell so long as there is no material interference with Meridian’s operations. Shell agrees to pay for all such costs or expenses within 30 days of receiving any invoice from Meridian for reimbursement of such third-party costs or expenses. Shell agrees to execute the Indemnification Agreement made part of this Compromise as Exhibit C, and to be the Indemnifying Party as defined in the Indemnification Agreement, before Meridian will contract for this work.
X.	Regulatory Compliance
     Meridian acknowledges the existence of certain laws and regulations pursuant to which governmental authorities may require it to perform work on the Exhibit B Properties. Meridian will undertake to complete any and all of these activities timely and completely in accordance with governmental policies, practices, protocols and standards, and will protect and indemnify Shell in accordance with the above provisions of this Compromise with respect to such governmental action.
XI.	Future Dispute Resolution
     Meridian and Shell adopt the arbitration provisions set out Article 12.5 of the Agreement and Plan of Merger, which are hereby incorporated by reference, and made applicable to this Compromise. To the extent that any provisions in this Compromise regarding the recovery or reimbursement of attorneys’ fees and costs conflict with the provisions of Article 12.5 of the Agreement and Plan of Merger, the provisions of this Compromise control. As a precursor to binding arbitration, but without prejudice to the right of either party to invoke same, Meridian and Shell agree to appoint Business Liaisons who shall be charged with the obligation of sharing information with respect to the Properties and existing or potential demands, claims or lawsuits by third parties relating to the Properties, and to resolve any disputes between Meridian and Shell relating to the Properties, the Agreements or this Compromise. The Business Liaisons shall be designated in Exhibit D, hereto. In the event of any dispute between Meridian and Shell with regard to the Properties, the Agreements or this Compromise, the Business Liaisons agree to meet within 5 business days of receipt of written notice of the dispute by either party. If the dispute cannot be resolved by the Business Liaisons, either Business liaison shall call for the engagement of the services of a mutually agreed upon mediator to resolve the dispute. The mediation shall be conducted within 30 business days of the receipt of the written notice of dispute. The parties agree to employ their best efforts to resolve the dispute by meeting and mediation promptly. In the event that the dispute is not resolved within 30 business days of the receipt of the written notice of dispute, then the parties are free to invoke the mandatory arbitration procedure as set forth in the Agreements.
XII.	Resolution of Future Claims
     In the event that Claims are made against Shell after the Effective Date of this Compromise with respect to the Exhibit B Properties, the following procedures shall be employed if Shell contends that all or part of the Claims are indemnified pursuant to this Compromise.

1.	Shell will provide written notice to Meridian or its successor or assign of such Claims within 30 days of receipt of those Claims.

2.	Shell and Meridian will cooperate in an effort to facilitate the resolution of such Claims.

3.	After final resolution of the underlying Claims, Shell and Meridian will meet and attempt to reach agreement concerning the percentage, if any, of such Claims that are covered by the indemnity provisions of this Compromise.. In reaching this allocation, the parties will not be bound by any responsibility determinations in this underlying litigation or settlement.

4.	If the parties are unable to agree, Shell and/or Meridian shall thereafter have the right to initiate arbitration under the provisions of this Compromise. In any such arbitration:
a.	The arbitrator will not be bound by any responsibility determinations in the underlying litigation or settlement;

b.	Meridian shall have the right to challenge the reasonableness and necessity of any amounts spent or obligations undertaken by Shell to resolve any Claim or satisfy any judgment or governmental order; and

c.	Meridian and Shell shall retain the right to contend that some or all costs and expenses incurred by either party in resolving the underlying Claims relate to contamination or environmental damage arising either prior to, or after, the Effective Dates of the Agreements as defined in Section IV above.
XIII.	Voluntary Agreement
     The Parties acknowledge that each has had an opportunity to consult with its or his respective attorney concerning the meaning, import, and legal significance of this Compromise, and each has read this Compromise, as signified by their signatures hereto, and is voluntarily executing the same for the purposes and consideration herein expressed.
XIV.	Representations and Warranties of Authority
     All Parties represent and warrant (1) that the signatories to this Compromise have full legal right, power, and authority to execute this Compromise and bind the parties for whom they execute the Compromise; (2) that they have read the above and foregoing Compromise; and (3) that they are not relying on any representations not contained herein. The parties further understand that this Compromise covers and includes every claim of every kind that they have or may have had, contingent or otherwise, against the other parties. Each Party hereby represents that no one connected with or representing the other Party has made any representations of any kind either as to the liability or as to damages in order to induce such party to make this settlement and release, and each Party hereby states that it is making this settlement and executing this release solely of its/his own judgment.

XV.	No Assignment of Claims
     Each Party represents and warrants that it/he is the full and sole owner of the claims, demands, actions, or causes of action referred to in this Compromise at the time of the execution of this Compromise and that it/he has not assigned, transferred or purported to assign or transfer any of the claims, actions or liabilities released in the paragraph entitled Releases above.
XVI.	Authority of Signatories
     Each of the signatories to this Compromise warrants that he/she is authorized and empowered to execute this Compromise.
XVII.	Counterparts
     This agreement may be executed simultaneously or in counterpart and those counterparts shall be construed together as one agreement.
XVIII.	Joint Drafting
     All parties to this agreement have, with the aid of legal counsel, jointly participated in the drafting of this agreement and understand and freely agree to the terms and conditions herein.
XIX.	Binding Effect
     This Compromise shall be binding upon and inure to the benefit of the parties hereto and to their respective representatives, successors and assigns. Meridian agrees to cause any successor or assign who purchase or acquires a controlling interest in Meridian, if any, assume the obligations herein and acknowledge that assumption by written agreement, a copy of which shall be provided to Shell.
XX.	Copies
     It is understood and agreed that this Compromise may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.
XXI.	Headings
     The headings and subsections of this Compromise are inserted for convenience only and shall not control or affect the meaning, construction, or effect of this Compromise, or any of its provisions hereof.
SIGNATURE PAGES FOLLOW

Signature Page Compromise and Settlement Agreement
County Of Harris
State of Texas

SO AGREED:	The Meridian Resource Corporation
	BY:	/s/ Paul D. Ching
Title: Chairman, CEO and President

Subscribed before me, Notary Public, this 11th Day of January, 2010

/s/ Melinda Frew
Notary Public

Signature Page Compromise and Settlement Agreement
County Of Harris
State of Texas

SO AGREED:	Shell Oil Company, SWEPI LP
	BY:	/s/ B.K. Garrison
Title: Attorney-in-Fact

Subscribed before me, Notary Public, this 11th Day of January, 2010

/s/ Melinda Frew
Notary Public